                                                                 Exhibit (a)(18)


                                  ALLIED GROUP
                TALKING POINTS FOR NATIONWIDE BENEFITS COUNSELORS



- Nationwide has announced a cash tender offer for all of the outstanding common shares of Allied Group of Des Moines, Iowa.

- Allied is an extraordinary strategic fit to help us reach our growth and profit objectives and strengthen our competitive position in the marketplace.

- There are a number of things that have to occur before this offer is closed. This could take several months.

- Prior to closing the deal, we are not legally allowed to talk with you about your personal situation and what the benefits mean to you individually. However, we are looking forward to working with you as soon as closing occurs, to help you make the best benefits choices for you and your family.

- If you are an Allied employee and have specific questions about the acquisition, please call 1-800-223-2064. This is our third party agency who is answering questions on our behalf during this transition period.